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EXHIBIT 10.3

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this "Agreement") dated as of January 1, 2007 (the "Effective Date"), is by and between VERMONT PURE HOLDINGS, LTD., a Delaware corporation (together with any subsidiaries, the "Company"), and BRUCE MACDONALD (the "Executive").

     The Company and the Executive agree as follows:

1. EMPLOYMENT.

     1.1 General. The Company shall employ the Executive, and the Executive accepts employment, as Vice President of Finance, Chief Financial Officer and Treasurer of the Company, upon the terms and conditions described herein. The Executive's employment hereunder will commence on the Effective Date and will continue for the Employment Term (as defined in Section 2.1 hereof) unless terminated sooner as herein provided. During the Employment Term, the Executive shall devote all of his business time, attention and skills to the business and affairs of the Company, and will not undertake any commitments that would interfere with or impair his performance of his duties and responsibilities.

     1.2 Duties. The Executive shall at all times render his services at the direction of the Board of Directors (the "Board of Directors") and its Chief Executive Officer, and his duties generally will include those required for the day to day and long term financial reporting and management, planning, development, operation and advancement of the business of the Company and its affiliates. The Company may assign to the Executive such other executive and financial administrative duties for the Company or any affiliate of the Company as may be determined by the Board of Directors, consistent with the Executive's status as Vice President of Finance, Chief Financial Officer and Treasurer. The Executive agrees to diligently use his best efforts to promote and further the reputation and good name of the Company and perform his services well and faithfully.

2. TERM, RENEWAL AND TERMINATION.

     2.1 Term; Renewal. Subject to Section 2.2, the Executive's employment by the Company shall be for three years from the Effective Date, ending at 11:59 p.m., East Coast time, on December 31, 2009; provided, however, that the term of employment shall be extended automatically for periods of one year commencing on the third anniversary of the Effective Date and on each subsequent anniversary thereafter, unless either party gives written notice to the other, in each case at least 180 days prior to the end of the then current term, of such party's election not to extend the term of this Agreement. The last day of such term, as so extended from time to time, is herein referred to as the "Expiration Date" and the period beginning on the Effective Date and ending on the Expiration Date is herein referred to as the "Employment Term."

     2.2 Early Termination. Notwithstanding anything to the contrary contained in this Agreement, the Executive's employment may be terminated prior to the end of the Employment Term only as set forth in this Section.

          2.2.1 Termination Upon Resignation or Death of Executive. The Executive's employment shall terminate upon the resignation or death of the Executive. In case of termination pursuant to this Section 2.2.1, the Company shall pay to the Executive (or, in case of his death, to his estate or his beneficiary designated in writing), the base salary earned by the Executive pursuant to Section 3, prorated through the date of resignation or death.

          2.2.2 Termination Upon Disability of Executive. The Executive's employment shall

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terminate by reason of the disability of the Executive. For this purpose,
"disability" shall mean the Executive's inability, by reason of accident, illness or other physical or mental disability (determined in good faith by the Board of Directors with the advice of a qualified and independent physician), to perform satisfactorily the duties required by his employment hereunder for any consecutive period of 120 calendar days. In case of termination pursuant to this
Section 2.2.2, the Executive shall continue to receive his base salary prorated through the time of such termination, less any amount the Executive receives during such period from any Company-sponsored or Company-paid source of insurance, disability compensation or government program.

          2.2.3 Termination Upon Mutual Consent. The Executive's employment may be terminated by the mutual consent of the Company and the Executive on such terms as they may agree.

          2.2.4 Termination For Cause. The Executive's employment shall terminate immediately on notice to the Executive upon a good faith finding of the Board of Directors that the Executive has (i) willfully or repeatedly failed in any material respect to perform his duties in accordance with the provisions of this Agreement following 30 days' prior written notice to the Executive and failure of the Executive to cure such deficiency, (ii) committed a breach of any provision of Section 4 hereof, (iii) misappropriated assets or perpetrated fraud against the Company, (iv) been convicted of a crime which constitutes a felony, or (v) been engaged in the illegal use of controlled or habit forming substances. The preceding clauses (i)-(v) shall constitute "Cause" for termination of the Executive hereunder. In the event of termination for Cause pursuant to this Section 2.2.4, the Company shall pay the Executive his base salary prorated through the date of termination.

          Notwithstanding any other provision of this Agreement, the Executive shall not be terminated for Cause unless and until the Executive has had an opportunity to appear before the Board of Directors to hear and respond to the allegations of Cause for his termination.

          2.2.5 Termination by Company Without Cause. The Company may terminate the Executive's employment at any time and for any reason, without Cause, upon written notice to the Executive. Termination of employment on the Expiration Date by reason of non-renewal as provided in the first sentence of Section 2.1 shall not be considered a termination of employment without Cause.

          In the event of termination pursuant to this Section 2.2.5, the Company shall, subject to Section 2.2.7, pay or provide to the Executive the following termination benefits: (i) an amount (the "Payout Amount") equal to the Executive's annual base salary as of the termination date, payable as follows:
50% of the Payout Amount on the six-month anniversary of the termination date, followed by 8.3333% of the Payout Amount each month for six additional months in equal regular monthly installments, in each case less income taxes and other applicable withholdings, and (ii) the Executive's Fringe Benefits (as defined below) for 12 months.

          The obligation of the Company to provide "Fringe Benefits" following any termination that is or is deemed to be without Cause shall mean that the Executive's participation (including dependent coverage) in the life and health insurance plans of the Company in effect immediately prior to the termination shall be continued, or substantially equivalent benefits provided, by the Company, at a cost to the Executive no greater than his cost at the date of such termination, for the period in which the Company shall be obligated to pay the Payout Amount (but not more than 12 months). Notwithstanding the foregoing, if the Company shall be unable to provide for the continuation of an insurance benefit (such as life insurance) because such benefit was provided pursuant to an insurance policy that does not provide for the extension of such insurance benefit following termination of the employment of the Executive, then the Executive may purchase insurance providing such insurance benefit and, whether or not the Executive so elects to purchase insurance, the Company's only obligation with respect to such insurance benefit shall be to reimburse the Executive for his premium costs, up to a maximum aggregate amount for all policies of insurance purchased by the Executive pursuant to this sentence of $12,000 per annum, prorated for partial years. If the Company is obligated pursuant to the so-called "COBRA" law to offer the Executive the opportunity for a temporary extension of health coverage ("continuation coverage"), then the Executive shall elect continuation coverage, and the premium cost of such coverage shall be borne by the Company

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and the Executive as provided in the first sentence of this paragraph.
Continuation coverage provided pursuant to COBRA shall terminate in accordance with COBRA. To the extent that any benefit required to be provided to the Executive by the Company by reason of a termination for Cause shall be provided to the Executive by any successor employer, the Company's obligation to provide that benefit to the Executive shall be correspondingly offset or shall cease, as the case may be. Except as expressly required by COBRA, in no event shall the Company have any obligation to provide Fringe Benefits after the expiration of the 12-month period provided in this Section 2.2.5. The Executive shall not be entitled to any other expense or benefit following the termination of his employment for any reason.

          2.2.6 Termination in Connection with Change of Control. If the employment of the Executive terminates for any reason, including termination by the Executive, within 30 days following the occurrence of a "Change of Control" (as defined in this Section 2.2.6), then the Company shall, subject to Section 2.2.7, pay or provide to the Executive the following termination benefits: (i) an amount (the "COC Payout Amount") equal to the Executive's annual base salary as of the termination date, payable as follows: 50% of the Payout Amount on the six-month anniversary of the termination date, followed by 8.3333% of the COC Payout Amount each month for six additional months in equal regular monthly installments, in each case less income taxes and other applicable withholdings, and (ii) the Executive's Fringe Benefits (as defined below) for 12 months.

          A "Change of Control" shall mean a change in control of the Company (and not any person or entity that hereafter becomes a successor to all or substantially all of the business or assets of the Company by reason of a Change of Control) and shall be deemed to have taken place if: (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the capital stock of the Company having more than 50% of the total number of votes that may be cast for the election of directors of the Company, (ii) the sale or other disposition (excluding mortgage or pledge) of all or substantially all of the assets of the Company, or (iii) the merger or other business combination of the Company with or into another corporation or entity pursuant to which the Company will not survive or will survive only as a subsidiary of another corporation or entity, in either case with the stockholders of the Company prior to the merger or other business combination holding less than 50% of the voting shares of the merged or combined companies or entities after such merger or other business combination. Notwithstanding the foregoing, the following shall not be deemed to be a Change of Control for purposes hereof: (i) any transaction in which either (x) the Executive, any of Henry Baker, Joan Baker, Peter Baker, John Baker, or any of the other lineal descendants of Henry Baker and Joan Baker, or Ross Rapaport, in each case individually or in a fiduciary capacity (each such person, other than the Executive, referred to individually as a "Baker Stockholder" and such persons collectively referred to as the "Baker Stockholders"), is or becomes, either alone or as a member of a "group" as defined in this Section, or (y) the Baker Stockholders, together with their affiliates and considered in the aggregate as a single entity, are or become, the beneficial owner or owners of shares of the capital stock of the Company having more than 50% of the total number of votes that may be cast for the election of directors of the Company, or (ii) any transaction described in SEC Rule 13e-3(a)(3)(i) in which the Executive participates as an "affiliate" of the Company within the meaning of that Rule, without regard to whether the test in Rule 13e-3(a)(3)(ii) would be satisfied in the transaction. The rights and obligations created by this Agreement with respect to a Change of Control shall apply only with respect to the first Change of Control after the date of execution of this Agreement, and not with respect to any subsequent transaction.

          2.2.7 No Other Termination Benefits; Release. The Executive understands and agrees that the termination payments and benefits described in
Section 2.2 constitute all of the payments and benefits to which he (or his estate or beneficiary) will be or become entitled to receive in case of termination of his employment, and that such payments and benefits are in lieu of any and all other payments and benefits of every kind or description to which he may be entitled, including, without limitation, the right to receive a bonus payment or any portion thereof. Any accrued but unpaid vacation compensation shall be payable upon termination of employment. In addition, the Executive understands and agrees that the Company's obligation to pay or provide the termination payments and benefits described herein is conditioned upon and subject to the execution and non-revocation by the Executive of a form of release of claims against the Company, the principal terms and conditions of which shall be as set forth in Exhibit A to this Agreement.

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          2.2.8 No Duty to Mitigate; Termination of Benefits. The Executive
shall not be required to mitigate the amount of any compensation payable to him pursuant to Section 2 hereof, whether by seeking other employment or otherwise, nor shall any compensation earned by the Executive during the period of continuance of any payments under Section 2 hereof reduce the amount of compensation payable under Section 2.

3. COMPENSATION. During the Employment Term, the Company shall pay, in full payment for all of the Executive's services rendered hereunder, the following compensation:

     3.1 Base Salary. The Company shall pay the Executive an annual base salary, less income taxes and other applicable withholdings, of $195,000 in accordance with the Company's standard payroll installments. The Compensation Committee of the Board of Directors will review the annual base salary amount as soon as practicable after the end of each fiscal year of Company to consider whether or not it should be increased. Such determination shall be in the sole discretion of the Committee using such criteria as the members of the Committee deem relevant, including, but not limited to, the performance of the Company and the Executive.

     3.2 Bonuses. In its sole discretion, the Compensation Committee of the Board of Directors may (but is not required to) determine that the Company shall pay a bonus to the Executive after the end of each fiscal year of the Company. Such determination shall take place as soon as practicable after the end of the fiscal year, using such criteria as the members of the Committee shall deem relevant, including, but not limited to, the performance of the Company and the Executive. Any bonus that is to be paid to the Executive under this Section 3.2 shall be paid within 75 days after the end of the fiscal year of the Company to which it relates.

     3.3 Stock Options and Restricted Stock. The Executive shall be eligible to receive stock options and awards of restricted stock from time to time, as determined by the Compensation Committee of the Board of the Directors of the Company.

     3.4 Vacation. The Executive shall be entitled to four (4) weeks of vacation in each 12-month period during the Employment Term, without carryover of unused vacation time. No more than two (2) weeks may be taken consecutively.

     3.5 Executive Benefit Plans. The Executive shall be entitled to participate in all plans or programs sponsored by the Company for employees in general, including without limitation, participation in any group health, medical reimbursement, or life insurance plans.

     3.6 Expense Allowance. The Company shall reimburse the Executive for all reasonable and necessary expenses incurred by him from time to time in the performance of his duties hereunder, against receipts therefor in accordance with the then effective policies and requirements of the Company.

     3.7 Disability and Other Insurance; Automobile Allowance. The Company shall have no obligation to provide disability insurance to the Executive. The Company agrees to provide an allowance of up to $15,000 per year, in the aggregate, to reimburse the Executive for (i) the actual cost of premiums incurred by the Executive for disability insurance obtained by the Executive; (ii) the actual cost of premiums incurred by the Executive for any other insurance which would not be available to the Executive under the Company's customary benefit plans; and (iii) the actual cost of leasing and operating an automobile for use by the Executive during the Executive's employment with the Company. The Executive may determine in his reasonable judgment how to allocate the allowance between disability insurance premiums, other insurance premiums and automobile leasing expense.

4. PROTECTION OF CONFIDENTIAL INFORMATION; NON-COMPETE.

     4.1 Acknowledgements. The Executive acknowledges that:

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     (a) The Executive has obtained and, during his employment by the Company, will obtain secret and confidential information concerning the business of the Company and its affiliates, including, without limitation, customer lists and sources of supply, their needs and requirements, the nature and extent of contracts with them, and related cost, price and sales information.

     (b) The Company and its affiliates will suffer substantial and irreparable damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, the Executive should enter a competitive business or should divulge secret and confidential information relating to the business of the Company and its affiliates heretofore or hereafter acquired by him in the course of his employment with the Company.

     (c) The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its affiliates.

     4.2 Confidentiality. The Executive agrees that he will not at any time, either during the Employment Term or thereafter, divulge to any person, firm or corporation any information obtained or learned by him during the course of his employment with the Company, with regard to the operational, financial, business or other affairs of the Company and its affiliates, and their respective officers and directors, including, without limitation, trade secrets, customer lists, sources of supply, pricing policies, operational methods or technical processes, except (i) in the course of performing his authorized duties hereunder, (ii) with the Company's express written consent; (iii) to the extent that any such information is lawfully in the public domain other than as a result of the Executive's breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. In the event that the Executive shall be required to make any disclosure pursuant to the provisions of clause (iv) of the preceding sentence, the Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify the Company, by personal delivery or by fax, confirmed by mail, to the Company and, if the Company so elects and at the Company's expense, the Executive shall: (a) take all reasonably necessary steps requested by the Company to defend against the enforcement of such subpoena, court order or other government process, and
(b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

     4.3 Return of Property. Upon termination of his employment with the Company, or at any time the Company may so request, the Executive will promptly deliver to the Company all Company property, including without limitation all memoranda, notes, records, reports, manuals, drawings, blueprints, computer and peripheral software and hardware, files, databases, documentation, procedures, financial statements, employee manuals, customer and vendor lists and contracts, and product material or information, and all copies thereof, relating to the business of the Company and its affiliates, and all other property associated therewith, which he may then possess or have under this control.

     4.4 Non-Competition. During the Employment Term and for a period equal to the time during which Executive receives severance payments for benefits pursuant to Section 2 of this Agreement or for a period of 12 months in the event the Executive is terminated without entitlement to severance benefits herein, the Executive shall not, without the prior written permission of the Company, in the United States, its territories and possessions, directly or indirectly, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any Competitive Business (as defined below); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company or its affiliates while the Executive was employed by the Company; or (v) solicit, interfere with, or endeavor to entice away from the Company or its affiliates any of their customers or sources of supply. However, nothing in this Agreement shall preclude the Executive from investing his personal assets in the securities of any Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 4.9% of the publicly-traded equity securities of such competitor. "Competitive Business" shall mean any business or enterprise which (a) designs, sells, manufactures, markets and/or distributes still or

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sparkling spring or purified bottled water products or beverages, or office refreshment products, including coffee, in the home and office market, or (b) engages in any other business in which Company or its affiliates is involved at any time during the 12-month period immediately prior to the termination of the Executive's employment.

     4.5 Enforcement. If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 4, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having jurisdiction over the matter, it being acknowledged and agreed by the Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.

     4.6 Blue Penciling. If any provision of Section 4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

5. REPRESENTATIONS OF EXECUTIVE. The Executive represents and warrants to the Company that he has had an opportunity to consult his personal counsel and other advisors in connection with the preparation, execution and delivery of this Agreement, and that he understands that Company counsel represented the Company and not the Executive in this matter. The Executive is not a party to or bound by any agreement, understanding or restriction that would or may be breached by the Executive's execution and full performance of this Agreement. The Executive expressly undertakes and agrees that none of his acts or duties hereunder that will violate any obligations he may have to any other employer (or will impose on the Company any liability to any other employer) and that he has complied with all requirements of notice applicable to the termination of any prior employment before he commenced his employment with the Company. The Executive further represents and warrants that he has delivered to the Company complete copies of all employment agreements, understanding and restrictions to which he has been subject at any time during the last five years.

6. CONSTRUCTION OF THIS AGREEMENT.

     6.1 Choice of Law. This Agreement is to be construed pursuant to the laws of the State of Delaware, without regard to the laws affecting choice of law.

     6.2 Invalid Agreement Provisions. Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

     6.3 No Other Agreements. This Agreement represents the full agreement between the Company and the Executive with respect to the subject matter hereof and the Company and the Executive have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement supersedes any and all other agreements, oral or written, that may define the employment relationship between the Executive and the Company or any affiliate of the Company, and all of such other agreements are hereby terminated, without liability to any party thereto. Nothing in this Agreement confers any rights or remedies on any person or entity or than the parties hereto.

     6.4 Notices. All notices provided for in this Agreement shall be in writing and shall be deemed to be given when delivered personally to the party to receive the same, when transmitted by electronic means or when mailed first class, postage prepaid by certified mail, return receipt requested, addressed to the party to receive the same at the applicable addresses set forth below or such other address as the party to receive the same shall have specified by written notice give in the manner provided for in this Section. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof, except that notices to the Company by facsimile or electronic transmittal that are

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received after 5:00 p.m., East Coast time, shall be deemed to have been received at 9:00 a.m. on the next succeeding business day.

          If to the Executive: Mr. Bruce S. MacDonald, 1709 Roxbury Mountain Road, Warren, Vermont, with a copy to: Michael Marks, Esq., Tarrant Marks & Gillies, P.O. Box 1440, 44 East State Street, Montpelier, Vermont 05601-1440.

          If to the Company: Vermont Pure Holdings, Ltd., 1050 Buckingham Street, Watertown, Connecticut 06795, Attention: Chief Executive Officer, with a copy to: Dean F. Hanley, Esq., Foley Hoag LLP, 155 Seaport Boulevard, Boston, Massachusetts 02210.

     6.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company's successors and assigns.

     6.6 Disputes and Controversies. The parties hereto agree that in case of any dispute, controversy or claim arising out of or relating to this Agreement, other than pursuant to Sections 4 and 6 hereof, the dispute, controversy or claim shall be determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The place of the arbitration shall be Hartford, Connecticut. Any arbitration award shall be based upon and accompanied by a written opinion containing findings of fact and conclusions of law. The determination of the arbitrator(s) shall be conclusive and binding on the parties hereto, and any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

     6.7 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same agreement. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

     6.8 Waivers; Amendments. No waiver of any breach or default hereunder will be valid unless in a writing signed by the waiving party. No failure or other delay by any party exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. No amendment or modification of this Agreement will be valid or binding unless in a writing signed by both the Executive and the Company.

     6.9 Relationship to Prior Agreement. This Agreement replaces and supersedes in its entirety the Employment Agreement between the Company and the Executive dated as of March 24, 2005 (the "Prior Agreement"). For avoidance of doubt, the Executive shall be entitled to (i) the appropriate EBITDA bonus that he has earned with respect to the Company's fiscal year ended October 31, 2006 (as described in Section 3.2.2(i) of the Prior Agreement) and (ii) the appropriate business goals bonus that he has earned for the fiscal quarter ended January 31, 2007 (as described in Section 3.2.2(ii) of the Prior Agreement).

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal on May 2, 2007, but as of the date first written above.

                             COMPANY:   VERMONT PURE HOLDINGS, LTD.


                                        By: /s/ Peter K. Baker
                                            ------------------------------------
                                        Name: Peter K. Baker
                                        Title: Chief Executive Officer


                             EXECUTIVE: /s/ Bruce S. MacDonald
                                        ----------------------------------------
                                        BRUCE MACDONALD

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                                    EXHIBIT A

                                Terms of Release

     As a condition to the Company's obligation to pay or provide termination payments or benefits, the Executive irrevocably and unconditionally releases, acquits and forever discharges the Company, its affiliated and related corporations and entities, and each of their predecessors and successors, and each of their agents, directors, officers, trustees, attorneys, present and former employees, representatives, and related entities (collectively referred to as the "Released Entities") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, damages and expenses (including attorneys' fees and costs actually incurred) arising out of or in connection with his employment with or termination from the Company, which the Executive now has, owns or holds, or claims to have, own or hold, or which at any time heretofore, had owned or held, or claimed to have owned or held, or which the Executive at any time hereafter may have, own or hold, or claim to have owned or held against the Released Entities, based upon, arising out of or in connection with his employment with or termination from the Company up to the date of this Release, including but not limited to, claims or rights under any federal, state, or local statutory and/or common law in any way regulating or affecting the employment relationship, including but not limited to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act and any other federal, state, local statutory and/or common law regulating or affecting the employment relationship. The Executive acknowledges and understands that the termination payment or benefits to be provided to the Executive constitute a full, fair and complete payment for the release and waiver of all of the Executive's possible claims arising out of or in connection with his employment with or termination from the Company.

     The Executive acknowledges that he has been provided at least twenty-one
(21) days to consider whether to sign this Release, that he has been advised to consult with an attorney of his choosing concerning this Release, and that he has executed and delivered this Release and waived any claims knowingly and willingly. The Executive may revoke this Release within seven (7) days after it is signed, and it shall not become effective or enforceable until such seven (7) day revocation period has expired.